Exhibit 99.2

Non-GAAP Measures

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our investor presentation materials, we make reference to the following measures: non-GAAP adjusted earnings before interest, taxes depreciation and amortization (EBITDA), non-GAAP net income (loss) applicable to preferred and common shareholders, non-GAAP diluted earnings per common share and non-GAAP net margin. These non-GAAP measurements have been included as supplemental information. We believe that these measurements represent a useful internal measure of performance. Accordingly, where these non-GAAP measures are provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance. However, because these measures are not determined in accordance with accounting principles generally accepted in the United States, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures as presented may not be directly comparable to a similarly titled measures presented by other companies. These non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements.

Reconciliation of Non-GAAP Financial Measures - Unaudited

(amounts in thousands, except share data)

	Fiscal Year
	Q3 YTD 2013	Q3 YTD 2012	2012	2011	2010	2009	2008
GAAP net income (loss)	$18,314	$12,730	$16,379	$19,549	$15,957	$2,419	$(53,883)
Depreciation and amortization expenses	9,804	10,923	14,556	14,859	15,360	16,278	16,213
Loss on impairment and asset disposals, net	-	-	4,955	3,478	826	9,928	72,185
Restructuring expense (benefit)	-	-	-	(502)	(1,683)	40	8,926
Gain on the settlement of unclaimed property liabilities	(2,156)	-	(683)	-	-	-	-
Interest expense	1,346	2,566	3,172	2,892	4,244	7,754	10,334
Income tax expense (benefit)	7,788	5,296	6,659	1,597	4,769	(1,427)	(27,005)
Loss (income) on discontinued operations, net of tax	1,246	35	51	(458)	853	1,132	11,169
Non-GAAP adjusted EBITDA	$36,342	$31,550	$45,089	$41,415	$40,326	$36,124	$37,939

	39 Weeks Ended
	September 29, 2013	September 23, 2012
GAAP net income (loss) applicable to preferred and common shareholders	$18,314	$(23,633)
Net of tax impact of excluding certain non-recurring items - see Note 1	(1,298)	546
Impact of excluding certain non-recurring income tax items	(784)	263
Net of tax impact of excluding loss (income) on discontinued operations	1,245	35
Impact of excluding excess of redemption value over carrying value of preferred shares redeemed	-	35,776
Non-GAAP net income applicable to preferred and common shareholders	$17,477	$12,987

Non-GAAP diluted earnings per share	$0.49	$0.35

Non-GAAP net margin - see Note 2	5.9%	4.6%

Shares:
Weighted average number of common shares outstanding - basic	34,688,579	34,283,068
Dilutive shares	1,040,872	844,881
Dilutive convertible preferred stock	-	2,368,321
Weighted-average number of common shares outstanding - diluted	35,729,451	37,496,270

Total revenues used for non-GAAP net margin	$297,758	$281,710

Note 1: Excludes 2013 after tax impacts of gains from two casualty loss claims; and 2012 after tax impacts of debt issuance costs written-off and legal fees related to the amendment to the senior credit facility.

Note 2: Non-GAAP net income applicable to preferred and common shareholders divided by total revenues.